SUBSTITUTE POWER OF ATTORNEY

 Pursuant to written powers of attorney (each a "Power of Attorney") by the individuals listed below, the undersigned, Allison Hoffman, has been constituted and appointed the lawful attorney-in-fact of the individuals, with full power of substitution, to execute and file on behalf of the individuals, in their capacities as officers and/or directors of Phreesia, Inc., certain documents with the U.S. Securities and Exchange Commission, and with such further powers as specified in each Power of Attorney.

Individual / Date of Power of Attorney

Ed Cahill / January 19, 2021
Lisa Egbuonu-Davis / June 5, 2023
Balaji Gandhi / March 24, 2023
Lainie Goldstein / January 31, 2021
Allison Hoffman / January 12, 2021
Yvonne Hui / June 25, 2024
Chaim Indig / January 12, 2021
David Linetsky / January 12, 2021
Gillian Munson / January 31, 2021
Evan Roberts / January 31, 2021
Ramin Sayar / January 12, 2021
Mark Smith / January 12, 2021
Amy VanDuyn / January 31, 2021
Michael Weintraub / January 12, 2021


 In accordance with the authority granted under each Power of Attorney, including the power of substitution, the undersigned hereby appoints Autumn Simpson as a substitute attorney-in-fact, on behalf of the individuals listed above, with the full power of substitution, to exercise and execute all of the powers granted or conferred to the undersigned in each Power of Attorney. For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned herself in each Power of Attorney. This Substitute Power of Attorney shall remain in full force and effect until the underlying Power of Attorney is revoked or terminated, unless earlier revoked by the undersigned in a signed writing.
IN WITNESS WHEREOF, I have hereunto set my hand effective this 23 day of June, 2025.

/s/ Allison Hoffman
Allison Hoffman